UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  August 20, 2007

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-125575	20-1983837
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 E. County Line Road, Hatboro, Pennsylvania		19040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (215) 604-0691

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Amendment of a Material Definitive Agreement.

On August 20, 2007, InfoLogix, Inc. (the “Company”), and Futura Services, Inc. (“Futura”) entered into a Second Amendment to the Services Agreement, dated as of July 17, 2006, as amended on October 9, 2006 (the “Services Agreement”), by and between the Company and Futura.  The Services Agreement and the first amendment to the Services Agreement are attached as Exhibits 10.8 and 10.9, respectively, to our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 5, 2006.

The purpose of the Second Amendment is to reflect the expanding relationship between the Company and Futura.  Specifically:

•              Pursuant to the Services Agreement, Futura is granted the exclusive right to provide certain outsourcing services and functions to support the equipment that is used in the Company’s business until the earlier of the termination of the agreement or the fulfillment by Futura of purchase orders in the amount of $700,000 for any calendar year during the term of the agreement (the “Annual Minimum Purchase”), after which point, the Company may use other providers to perform the services for the balance of such calendar year.  Under the Second Amendment, the Annual Minimum Purchase has been increased from $700,000 to $1,500,000.

•              If Futura terminates the agreement as a result of the Company’s breach, or the Company terminates the agreement as a result of Futura’s breach or for no reason, the Company is required, among other things, to pay Futura a termination fee.  Under the Second Amendment, the termination fee has been increased from $700,000 to $1,500,000.  This increase reflects the additional investment to be made by Futura to support the expanding relationship with the Company under the Services Agreement.

The Second Amendment is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits

10.1	Second Amendment dated as of August 20, 2007 to the Services Agreement, dated as of July 17, 2006, as amended on October 9, 2006, by and between Futura Services, Inc. and InfoLogix, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: August 23, 2007	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer

Exhibit Index

10.1	Second Amendment dated as of August 20, 2007 to the Services Agreement, dated as of July 17, 2006, as amended on October 9, 2006, by and between Futura Services, Inc. and InfoLogix, Inc.